EXHIBIT 99.1

For immediate release                                                                              CONTACT: PAUL VITEK, CFO

                                                                                                                                               (972) 401-0090

                                                                                                                                             Release #05-03

CARBO CERAMICS INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2004 EARNINGS

Conference Call Scheduled for Today, 10:00 a.m. Central Time

Irving, Texas (February 3, 2005) -- CARBO Ceramics Inc. (NYSE: CRR), a manufacturer of ceramic proppants for use in the hydraulic fracturing of natural gas and oil wells, today announced net income of $10.8 million, or $0.67 per diluted share, on record revenues of $62.2 million for the quarter ended December 31, 2004. Revenues for the quarter increased 28 percent and net income increased 16 percent compared to the fourth quarter of 2003. For the year ended December 31, 2004, the company reported record net income of $41.7 million, or $2.60 per diluted share, on record annual revenues of $223.1 million. Net income for the full year 2004 increased 41 percent compared to full year 2003 net income of $29.6 million, or $1.88 per diluted share, while revenues for the full year 2004 increased 31 percent compared to 2003 revenues of $169.9 million.

Revenues for the fourth quarter of 2004 were $62.2 million the highest revenue total for any quarter in the company's history. The increase in revenue compared to last year's fourth quarter was primarily attributable to record shipment volume which totaled 202.1 million pounds. The growth in sales volume was driven by strong international demand with overseas shipments for the quarter up 86 percent, Canadian shipments up 61 percent and shipments to Mexico up 114 percent compared to the same period last year. For the quarter, international shipments accounted for 49 percent of total sales volume. While U.S. demand remained strong, domestic sales volume declined 5 percent from the previous year's fourth quarter due primarily to production limitations. The average selling price for the company's ceramic proppants increased approximately 3 percent in the fourth quarter compared to the same period a year earlier due to an increase in the sale of higher priced products and the impact of a price increase that went into effect in July 2004. Revenues for the fourth quarter of 2004 included $6.1 million from Pinnacle Technologies, Inc. compared to $4.3 million for the fourth quarter of 2003.

The company's fourth quarter operating profit margin was 27 percent compared to 30 percent for the fourth quarter of 2003. The fourth quarter 2004 operating margin was adversely impacted by increases in manufacturing costs, and selling, general and administrative expenses and by charges incurred for the loss on equipment disposal. Increased manufacturing costs were primarily the result of higher expenditures for natural gas and increased operating costs associated with the procurement of raw materials during the replacement of equipment at the company's McIntrye, Georgia and Eufaula, Alabama manufacturing facilities. Selling, general and administrative expenses for the fourth quarter increased $2.0 million from the same period a year earlier due to increased sales and marketing activity, an increase in activity related to the company's global business development efforts and legal expenses related to patent activity including litigation in defense of existing patents. During the fourth quarter of 2004, the company recognized a loss on impairment or disposal of assets totaling $1.1 million resulting primarily from the write-off of the remaining book value of assets that were replaced at the company's McIntyre facility.

Full year 2004 revenues increased 31 percent from the previous year. Proppant sales volume increased 26 percent compared to 2003 led by a 65 percent increase in international sales. International sales growth for 2004 included increases of 77 percent for overseas shipments, 45 percent in Canada and 50 percent in Mexico. Domestic shipments increased 4 percent in 2004 compared to 2003. For the full year 2004, the average selling price increased 3 percent due primarily to the impact of a price increase in July 2004 and a slight increase in the proportion of total sales generated from the sale of the company's higher

CARBO Ceramics Fourth Quarter and Full Year 2004 Earnings Release

February 3, 2005

priced products. Revenues for the full year 2004 included $22.0 million for Pinnacle Technologies compared to $14.2 million for the full year 2003.

The company's operating profit margin increased from 28 percent in 2003 to 29 percent in 2004. The improved margins were primarily attributable to a slight improvement in the average selling price of the company's products and higher throughput at the company's manufacturing facilities. These improvements were partially offset by the impact of higher costs for natural gas, higher selling, general and administrative expenses and a loss on the impairment or disposal of assets resulting primarily from the replacement of manufacturing equipment. Selling, general and administrative expenses for 2004 increased $7.0 million from 2003 primarily due to increased sales and marketing activity, an increase in activity related to the company's global business development efforts, legal expenses related to patent activity including litigation in defense of existing patents and increases in other administrative expenses associated with the growth in the company's activity level.

The company commented on the outlook for 2005 by indicating that its worldwide annual manufacturing capacity is now 755 million pounds and, based on current demand, it expects to operate all of its manufacturing facilities at full capacity for the year. The company also stated that its new facility in McIntyre, Georgia is progressing on schedule and within budget. The facility is expected to provide an additional 250 million pounds of annual capacity upon its completion at the end of 2005.

President and CEO, Dr. C. Mark Pearson commented, "We are excited about the record results we achieved in 2004 and continue to look to the future with great anticipation. 2005 is a year in which we plan to continue to produce solid results while we build for future growth. This will be a challenging year as our growth is limited by manufacturing capacity but we will continue our strategy of growing the market for ceramic proppants by stressing their technical and economic benefits versus less expensive alternative products. When complete, our new facility in McIntyre, Georgia will increase our annual capacity by approximately 33 percent and we look forward to the opportunity to resume our historical growth."

As previously announced, a conference call to discuss the company's fourth quarter and full-year results has been scheduled for today at 10:00 a.m. central time. To participate in the call, please dial 877-836-3879 and refer to conference ID 3720519. International callers should dial 706-679-7469. The call can also be accessed live or on a delayed basis via the company's Web site, www.carboceramics.com.

CARBO Ceramics Inc. is based in Irving, Texas.

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on management's current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls; weather-related risks and other risks and uncertainties described in our publicly available filings with the SEC. We assume no obligation to update forward-looking statements, except as required by law.

  - tables follow -

CARBO Ceramics Fourth Quarter and Full Year 2004 Earnings Release

February 3, 2005

	Three Months Ended December 31		Year Ended December 31
	2004	2003	2004	2003
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$ 62,211	$ 48,715	$ 223,054	$ 169,936
Cost of sales	36,874	28,353	129,701	102,316
Gross profit	25,337	20,362	93,353	67,620
Selling, general & administrative	7,657	5,670	26,811	19,827
Start-up costs	-	-	-	80
Provision for legal judgment	-	(18)	-	(18)
Impairment or disposal of assets	1,095	-	1,144	717
Operating profit	16,585	14,710	65,398	47,014
Net interest income	257	59	570	191
Other income (expense)	206	15	254	(118)
Income before income taxes	17,048	14,784	66,222	47,087
Income taxes	6,297	5,483	24,549	17,518
Net income	$ 10,751	$ 9,301	$ 41,673	$ 29,569

Earnings per share:
Basic	$ 0.67	$ 0.59	$ 2.62	$ 1.90
Diluted	$ 0.67	$ 0.59	$ 2.60	$ 1.88

Average shares outstanding:
Basic	15,961	15,673	15,912	15,560
Diluted	16,095	15,795	16,043	15,689

Depreciation and amortization	$ 3,214	$ 2,737	$ 12,177	$ 10,393

Selected Balance Sheet Information

	Dec. 31, 2004	Dec. 31, 2003
	(in thousands)
Cash and cash equivalents	$ 80,115	$ 38,714
Total other current assets	66,167	53,995
Net property, plant and equipment	125,385	116,664
Intangible assets, net	4,010	3,911
Total assets	297,517	235,124
Total current liabilities	30,478	16,432
Deferred income taxes	22,672	18,553
Shareholders' equity	244,367	200,139
Total liabilities and shareholders' equity	297,517	235,124